Exhibit 99.1

                                  NEWS

Veeco Instruments Inc., 100 Sunnyside Blvd., Woodbury, NY 11797 Tel. 516-677-0200 Fax. 516-677-0380

FOR IMMEDIATE RELEASE

Contact: Debra Wasser, SVP of IR and Corporate Communications, 516-677-0200 x 1472

VEECO ANNOUNCES COMPLETION OF REPURCHASE OF

CONVERTIBLE SUBORDINATED NOTES

WOODBURY, NY, February 21, 2006 — Veeco Instruments Inc. (Nasdaq: VECO), today announced that it has repurchased $20 million of its 4 1/8% Convertible Subordinated Notes Due December, 2008. Veeco paid $19.5 million in cash for the repurchase, of which $19.4 million related to principal and $0.1 million related to accrued interest. As a result of this repurchase, the amount of Veeco’s convertible subordinated notes outstanding has been reduced to $200 million and Veeco will recognize a gain of $600,000 as ordinary income during the current quarter.

John F. Rein, Jr., Veeco’s Executive Vice President and Chief Financial Officer commented, “Veeco’s strong cash generation from operations in 2005 gave us the flexibility to be able to retire some of our convertible debt while maintaining a healthy cash balance.”

Veeco may engage in similar transactions in the future depending on market conditions, its cash position and other factors.

About Veeco

Veeco Instruments Inc. provides solutions for nanoscale applications in the worldwide semiconductor, data storage, HB-LED/wireless and scientific research markets. Our Metrology products are used to measure at the nanoscale and our Process Equipment tools help create nanoscale devices. Veeco’s manufacturing and engineering facilities are located in New York, New Jersey, California, Colorado, Arizona and Minnesota. Global sales and service offices are located throughout the United States, Europe, Japan and Asia Pacific. Additional information on Veeco can be found at http://www.veeco.com/.

To the extent that this news release discusses expectations about market conditions, market acceptance and future sales of Veeco’s products, Veeco’s future financial performance, future disclosures, or otherwise makes statements about the future, such statements are forward-looking and are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made.  These factors include the challenges of continuing weakness in end market conditions and the cyclical nature of the  data storage, semiconductor, HB-LED/wireless and scientific research markets, risks associated with integrating acquired businesses and the acceptance of new products by individual customers and by the marketplace and other factors discussed in the Business Description and Management’s Discussion and Analysis sections of Veeco’s Annual Report on Form 10-K for the year ended December 31, 2004, subsequent Quarterly Reports on Form 10-Q and current reports on Form 8-K. Veeco does not undertake any obligation to update any forward-looking statements to reflect future events or circumstances after the date of such statements.

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